Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	Fixed Coupon Mandatorily Callable Notes Based Upon The Shares Of The iShares® MSCI Brazil Index Fund Due August , 2013 (expected to be August 30, 2013) $10.00 per Note

OFFERING SUMMARY

No. 2010 – MTNDD590

(Related to the Pricing Supplement No. MTNDD590, Subject to Completion, Dated August 5, 2010, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

August 5, 2010

2 |

Citigroup Funding Inc.

STRUCTURED INVESTMENTS

Opportunities in International Equities

Fixed Coupon Mandatorily Callable Notes Based Upon the Shares of the iShares® MSCI Brazil Index Fund Due August     , 2013 (expected to be August 30, 2013)

The Fixed Coupon Mandatorily Callable Notes Based Upon the Shares of the iShares® MSCI Brazil Index Fund Due August     , 2013 (expected to be August 30, 2013) (the notes) are callable equity-linked investments that offer a potential return based upon the shares (the underlying fund shares) of the iShares® MSCI Brazil Index Fund (the underlying fund). The notes have a maturity of approximately three years. The return on the notes is based upon the closing price of the underlying fund shares on the final valuation date, provided that we may call the notes based upon the closing price of the underlying fund shares on each semi-annual valuation date. The notes will pay one or more fixed semi-annual coupons. Although there is no possibility to participate any increase in the price of the underlying fund shares during the term of the notes, there is full exposure to a decline in the price of the underlying fund shares if the closing price of the underlying fund shares dips below a predetermined percentage on the final valuation date. The notes are not principal protected. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.

Summary Terms

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount on the maturity date that is less than the stated principal amount of your initial investment.
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Maturity date:	August , 2013 (expected to be August 30, 2013)
Payment on the maturity date:

If we do not call the notes, you will receive on the maturity date for each $10 note either:

(1)    cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the ending share price is greater than or equal to the downside threshold price, provided that you will not receive any other fixed semi-annual coupon payment on the maturity date, or

(2)    a fixed number of shares of the equal to the share ratio (or if you exercise your cash election right, the cash value of those underlying fund shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date), if the ending share price is less than the downside threshold price. In this latter case, for each $10 note you hold on the maturity date you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances).

Share ratio:	The stated principal amount divided by the initial share price, subject to antidilution adjustments for certain events. The share ratio will be determined on the pricing date.
Downside threshold price:	$ (60.00% of the initial share price).
Initial share price:	$ , the closing price of the underlying fund shares on the pricing date.
Ending share price:	The closing price of the underlying fund shares on the final valuation date.
Semi-annual valuation dates:	February , 2011, August , 2011, February , 2012, August , 2012, and February , 2013.
Final valuation date:	August , 2013.
Fixed semi-annual coupon payment:	A semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note. The fixed semi-annual coupon payment will be made on the semi-annual payment dates and on the maturity date.

| 3

Semi-annual payment date:	The fifth business day following the respective semi-annual valuation date.
Mandatory call feature:	On any semi-annual valuation date, if the closing price of the underlying fund shares is greater than or equal to the initial share price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on the related semi-annual payment date.
Underlying fund shares:	Shares of the iShares® MSCI Brazil Index Fund (NYSE symbol: “EWZ”).
Pricing date:	August , 2010 (expected to price on August 25, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Issue date:	August , 2010 (three business days after the pricing date).
Listing:	The notes will not be listed on any securities exchange.
CUSIP number:	17316G701
ISIN:	US17316G7016
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:		Price to public	Underwriting fee (1)	Proceeds to issuer
	Per note	$10.0000	$0.2000	$9.8000
	Total	$	$	$

(1)	Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.2000 from the underwriting fee for each note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.2000 from the underwriting fee for each note they sell. See “Fees and selling concessions” on page 9.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT

AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW,

BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement, Subject to Completion, filed on August 5, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510179520/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

4 |

Investment Overview

Fixed Coupon Mandatorily Callable Notes

The return on the notes is based upon the closing price of the underlying fund shares on the final valuation date, provided that we may call the notes based upon the closing price of the underlying fund shares on each semi-annual valuation date. The notes will pay one or more fixed semi-annual coupons. If we do not call the notes and the ending share price is greater than or equal to the downside threshold price, you will receive on the maturity date for each note cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date), provided that you will not receive any other fixed semi-annual coupon payment on the maturity date. Thus, even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes. If we do not call the notes and the ending share price is less than the downside threshold price, you will receive on the maturity date a fixed number of the underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those underlying shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date). In this case, for each $10 note you hold on the maturity date, you will receive a number of the underlying fund shares (or, at your election, the cash value of those underlying fund shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date). You will not receive dividends or other distributions, if any, paid on the underlying fund shares.

iShares® MSCI Brazil Index Fund Overview

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index.

Information as of market close on August 4, 2010:

Bloomberg Ticker Symbol:	EWZ US
Current Stock Closing Price:	$71.59
Current Dividend Yield:	3.60%

Closing Price 52 Weeks ago (on August 4, 2009):	$60.83
52 Week High Closing Price (on December 2, 2009):	$79.73
52 Week Low Closing Price (on September 1, 2009):	$56.83

The underlying fund is one of numerous separate investment portfolios which make up iShares, Inc., a registered investment company. iShares, Inc. is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the iShares, Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file numbers 033-97598 and 811-09102 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the underlying fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the iShares® MSCI Brazil Index Fund” in this offering summary.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of iShares Inc.’s publicly available documents and has not made any due diligence investigation or inquiry of iShares Inc. in connection with the offering of the notes. We make no representation that the publicly available information about the iShares Inc. is accurate or

| 5

complete. The notes represent obligations of Citigroup Funding only. iShares Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Key Investment Information

The notes offer a short-term income oriented strategy based upon the underlying fund shares.

■	Fixed semi-annual coupon payments

■	No participation in any potential appreciation of the underlying fund shares

■	Notes may be mandatorily called by us

■	Notes are not principal protected.

The notes offer will pay one or more fixed semi-annual coupons. If the notes are not called by us and the closing price of the underlying fund shares has declined below the downside threshold price on the final valuation date, the amount of principal you receive on the maturity date will be substantially less than the stated principal amount of your initial investment in the notes and could be zero. The notes are not principal protected and offer no participation in any potential appreciation of the underlying fund shares.

Fixed Semi-annual Coupon Payment	■ Payment of semi-annual coupon on each semi-annual payment date and at maturity.
Best Case Scenario

■   If the closing price of the underlying fund shares is less than the initial share price on all semi-annual valuation dates and is greater than or equal to the downside threshold price on the final valuation date, the notes will pay the fixed semi-annual coupon on each semi-annual valuation date, will be outstanding until the maturity date and will redeem on the maturity date for the stated principal amount plus the fixed semi-annual coupon, resulting in a total return on a per annum basis equal to 7.50% to 8.50% (to be determined on the pricing date). However, you will not participate in any appreciation in the closing price of the underlying fund shares, even if the ending share price is greater than the initial share price.

Worst Case Scenario

■   If the closing price of the underlying fund shares is less than the initial share price on all semi-annual valuation dates and is less than the downside threshold price on the final valuation date, the notes will be outstanding until the maturity date, will pay the fixed semi-annual coupon on each semi-annual payment date and at maturity, and will redeem on the maturity date for a number of underlying fund shares (or, at your election, the cash value of those underlying fund shares based on the ending share price) worth substantially less than the stated principal amount and which may be worth zero.

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	The notes may be called by us on any semi-annual valuation date.

■	The notes will not provide investors with participation in any potential appreciation in the underlying fund shares.

■

The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

■

Under particular circumstances, the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us (and guaranteed by Citigroup Inc.) with similar maturities.

■	Secondary trading may be limited, and the inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The U.S. federal income tax consequences of an investment in the notes are uncertain.

■	The market price of the underlying fund shares is influenced by many unpredictable factors.

6 |

■	The volatility of the price of the underlying fund shares may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero.

■

Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying fund shares or the stocks included in the MSCI Brazil Index.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.

■

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or commentary that may influence the price of the underlying fund shares and, therefore, the value of the notes.

■

The amount you receive on the maturity date may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying fund shares.

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding, are subject to mandatory call by us, will pay a fixed semi-annual coupon and will have the terms described in the accompanying pricing supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. We will call the notes, in whole and not in part, for cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the closing price of the underlying fund shares on any semi-annual valuation date is greater than or equal to the initial share price. If the closing price of the underlying fund shares on each semi-annual valuation date is less than the initial share price, the notes will remain outstanding and will pay a fixed semi-annual coupon of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on each semi-annual payment date. If we do not call the notes, you will receive on the maturity date for each note either (1) cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the ending share price is greater than or equal to the downside threshold price, provided that you will not receive any other fixed semi-annual coupon payment on the maturity date, or (2) a fixed number of the underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those underlying fund shares based on the ending share price), if the ending share price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash). The notes do not guarantee any return of principal on the maturity date. The notes are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes.

Expected Key Dates:

Pricing Date:	Issue Date:	Maturity Date:
August , 2010 (expected to price on August 25, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).	August , 2010 (three business days after the pricing date).	August , 2013 (expected to be August 30, 2013)

| 7

Key Terms:

Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount on the maturity date that is less than the stated principal amount of your initial investment.
Principal Protection:	None
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note
Denominations:	$10 and integral multiples thereof
Payment on the maturity date:

If we do not call the notes, you will receive on the maturity date for each $10 note either:

(1)    cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the ending share price is greater than or equal to the downside threshold price, provided that you will not receive any other fixed semi-annual coupon payment on the maturity date, or

(2)    a fixed number of the underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those underlying fund shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date), if the ending share price is less than the downside threshold price. In this latter case, for each $10 note you hold on the maturity date you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances).

Cash election right:	You may elect to receive from Citigroup Funding, for each note you hold on the maturity date, the cash value of the underlying fund shares based on the ending share price, you would otherwise be entitled to on the maturity date. If you elect to exercise the cash election right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the note no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date. You should refer to the section “Description of the Notes—Payment on the Maturity Date” in the accompanying notes pricing supplement for more information about the cash election right.
Share ratio:	The number of the underlying fund shares per note which is equal to $10 divided by the initial share price (actual share ratio to be determined on the pricing date).
Downside threshold price:	$ (60.00% of the initial share price).
Initial share price:	$ , the closing price of the underlying fund shares on the pricing date.
Ending share price:	The closing price of the underlying fund shares on the final valuation date.
Semi-annual valuation dates:	February , 2011, August , 2011, February , 2012, August , 2012 and February , 2013
Final valuation date:	August , 2013
Fixed semi-annual coupon payment:	A fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note. The fixed semi-annual coupon payment will be made on the semi-annual payment dates and on the maturity date.
Mandatory call feature:	If the closing price of the underlying shares on any semi-annual valuation date is greater than or equal to the initial share price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on the related semi-annual payment date.
Semi-annual payment dates:	February , 2011, August , 2011, February , 2012, August , 2012 and February , 2013 (five business days after the relevant semi-annual valuation date)
Composition of fixed coupon payments:

The total fixed coupon of approximately $            to $             per note (to be determined on the pricing date), will be composed of interest in the amount of $             and an option premium in the amount of $            .

For additional information on the composition of coupon payments, see “General Information—Tax considerations.”

Underlying fund shares:	Shares of the iShares® MSCI Brazil Index Fund (NYSE symbol: “EWZ”).
Risk factors:	Please see “Risk Factors” beginning on page 11.

8 |

General Information

Listing:	The notes will not be listed on any securities exchange.
CUSIP:	17316G701
ISIN:	US17316G7016
Tax considerations:

The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper tax treatment of the notes, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the notes and subject to the discussion in the accompanying notes preliminary pricing supplement under “Certain United States Federal Income Tax Considerations,” you and Citigroup Funding agree to treat a note, under current law, as a grant by you of a put option to Citigroup Funding to sell to you, at maturity, the underlying fund shares under the terms of the note. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. The summary below assumes such treatment, except otherwise stated. Assuming the characterization of the notes as set forth above is respected, a portion of the coupon on the notes will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described below and in the section of the accompanying notes preliminary pricing supplement.

Of the total coupon payable on the notes, approximately 35% (to be determined on the pricing date) will be characterized as the interest component and approximately 65% (to be determined on the pricing date) will be characterized as the option premium component. You will be required to include the interest component as ordinary interest income at the time that such interest is accrued or received in accordance with your method of accounting. You generally will not be required to include any option premium component you receive in income until sale or other taxable disposition of the notes or retirement of the notes for cash, including the mandatory redemption. If you hold the notes until they mature and you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment) previously received, and (y) your purchase price for the notes. If the notes are retired for underlying fund shares, you will not be subject to tax on the receipt of the underlying fund shares and the option premium payments, and your tax basis in the underlying fund shares generally will equal the initial purchase price of your notes less (x) the amount of the premium payments previously received and less (y) the portion of the tax basis of the notes allocable to any fractional share (as described in the accompanying preliminary pricing supplement). If the notes are redeemed for cash pursuant to the mandatory redemption, you will include the interest component of the coupon as described above and will recognize a short-term capital gain equal to the entire amount of the option premium previously received. If you sell your notes for cash prior to maturity, you generally will have a short-term capital gain or loss equal to the difference between (x) the cash you receive on the disposition (except for the amount of accrued but unpaid interest, which will be taxed as such) plus the option premium previously received, if any, and (y) your adjusted tax basis in the notes.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors—Structure Specific Risk Factors” in this offering summary and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying notes preliminary pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by the aforementioned notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws.

Trustee:	The Bank of New York Mellon
Calculation agent	Citigroup Global Markets Inc.

| 9

Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in the underlying fund shares or one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, linked to the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity on or prior to the pricing date could affect the price of the underlying fund shares and, accordingly, could increase the initial share price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying fund shares absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the underlying fund shares on any semi-annual valuation date and, therefore, whether or not we will call the notes. Furthermore, if we do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending share price and, therefore, whether you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than the stated principal amount of your investment in the notes. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying notes pricing supplement.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate, employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying notes pricing supplement for more information.

Fees and selling concessions

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.2000 for each note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.2000 from this underwriting fee for each note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.2000 from this underwriting fee for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement related to this offering of notes.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the notes, either directly or indirectly.
Contact:	Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying notes preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 3 of this document.

10 |

Hypothetical Payments on the Notes

The following examples illustrate the payment at call and on the maturity date on the notes, assuming an approximate 3 year term, for a range of hypothetical closing prices for the underlying fund shares on the maturity date, depending on whether on any semi-annual valuation date the closing price of the underlying fund shares has increased up to or above the initial share price and on whether on the final valuation date the closing price of the underlying fund shares has decreased to or below the downside threshold price.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how notes work (and do not reflect the actual initial share price of the underlying fund shares, share ratio, downside threshold price or interest per annum of the notes):

Stated principal amount (per note):	$10.00
Initial share price:	$70.00 (the hypothetical closing price of one underlying fund share on the pricing date)
Share ratio:	0.1429 (the $10.00 stated principal amount per note divided by the hypothetical initial share price)
Downside threshold price:	$42.00 (60.00% of the hypothetical initial share price)
Fixed coupon per annum:	$0.8000 (8.00% per annum)
Annualized dividend yield:	0.80%
Maturity date:	Approximately 3 years after the issue date, unless called earlier by us

Example A

On the first three semi-annual valuation dates the closing price of the underlying fund shares is lower than the initial share price. The notes consequently remain outstanding and you receive a fixed semi-annual coupon payment of $0.4000 per note on the relevant semi-annual payment dates. On the fourth semi-annual valuation date, the closing price of the underlying fund shares is equal to 105% of the initial share price. The notes are consequently mandatorily called for a payment of cash in an amount equal to the sum of $10.00 and a fixed semi-annual coupon payment of $0.4000 per note on the fourth semi-annual payment date. In this case, the return on the underlying fund shares (excluding any cash dividend payments) is 5.00%, the return on the underlying fund shares (including any cash dividend payments) is 6.60%, and the return on the notes is 16.00%.

Example B

On all semi-annual valuation dates, the closing price of the underlying fund shares is lower than the initial share price. The notes consequently remain outstanding until maturity and you receive a fixed semi-annual coupon payment of $0.4000 per note on all semi-annual payment dates. On the final valuation date, the closing price of the underlying fund shares is equal to 90% of the initial share price. At maturity you receive $10.00 and a fixed semi-annual coupon payment of $0.4000 per note. In this case, the return on the underlying fund shares (excluding any cash dividend payments) is -10.00%, the return on the underlying fund shares (including any cash dividend payments) is -7.60%, and the return on the Notes (including fixed semi-annual coupon payments) is 24.00%.

| 11

Example C

On all semi-annual valuation dates, the closing price of the underlying fund shares is lower than the initial share price. The notes consequently remain outstanding until maturity and you receive a fixed semi-annual coupon payment of $0.4000 per note on all semi-annual payment dates. On the final valuation date, the closing price of the underlying fund shares is equal to 45% of the Initial Share Price (which is less than the downside threshold price). At maturity, for each $10 note you hold, you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances). In this case, the return on the underlying fund shares (excluding any cash dividend payments) is -55.00%, the return on the underlying fund shares (including any cash dividend payments) is -52.60%, and the return on the Notes (including fixed semi-annual coupon payments) is -31.00%.

Because the closing price of the underlying fund shares may be subject to significant fluctuation over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts on the maturity date. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you upon mandatory call or on the maturity date will depend on whether the closing price of the underlying fund shares raises up to or above the initial share price on any semi-annual valuation date or falls to or below the downside threshold price on the final valuation date.

Risk Factors

The notes offered by this offering summary are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For a complete list of risk factors, you should read “Risk Factors Relating to the Notes” in the accompanying notes preliminary pricing supplement and “Risk Factors” in the related prospectus supplement.

Risk Factors Relating to the Notes

■

Your investment in the notes may result in a substantial loss of principal. Your payment of principal on the maturity date will be a fixed number of the underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those underlying fund shares based on the ending share price) if the ending underlying fund share price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date, you will receive a number of the underlying fund shares (or, at your election, the cash value of those underlying fund shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more of the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date).

■

The notes may be mandatorily called, which limits the potential return on the notes. We will call the notes, in whole and not in part, if the closing price of the underlying fund shares on any semi-annual valuation date is greater than or equal to the initial share price. In the event that we call the notes, you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note. In this case, you will not have the opportunity to continue to be paid fixed semi-annual coupon to the original maturity date of the notes.

■

You will not participate in any appreciation of the underlying fund shares. Even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes and the return on the notes will be limited to the fixed semi-annual coupon payment. Therefore, the return on the notes may be less than the return on a similar security that allows you to participate in the appreciation of the price of the underlying fund shares, or on a direct investment in the underlying

12 |

fund shares, if the price of the underlying fund shares on the maturity date (or on the final valuation date if you elect to receive the cash value of the share ratio) is significantly greater than the initial share price.

■

The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. If we do not call the notes and the ending share price is less than the downside threshold price, resulting in your receiving a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth substantially less than the stated principal amount of your investment in the notes, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■

The amount you receive on the maturity date may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying fund shares. The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying fund that modify its capital structure and a number of other transactions involving underlying fund. You should refer to the section “Description of the Notes – Dilution Adjustments” in the accompanying preliminary pricing supplement. Because of the relationship of the amount you receive on the maturity date to the price of the underlying fund shares, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

■

The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes. You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

■

Market price influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market. Although the issuer expects that generally the closing prices of the underlying fund shares on any semi-annual valuation date and the final valuation date will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include: the volatility and dividend rate on the underlying fund shares, currency exchange rates, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity date of the notes, any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc., and the occurrence of certain events affecting the underlying fund shares that may or may not require an adjustment to the share ratio.

■

Market price influenced by inclusion of underwriting fees and projected profit from hedging activity. Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in the underlying fund shares, one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, based upon the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on or prior to the pricing date could affect the price of the underlying fund shares and, accordingly, could increase the initial share price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying fund shares absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the underlying fund shares on any semi-annual valuation date and, therefore, whether or not we will call the notes. Furthermore, if we do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending share price and, therefore, whether you will receive a number of the underlying fund shares (or, at your election, the cash value of those underlying fund shares based on the ending share price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines, see “Can You Tell Me More About the Effect of Citigroup

| 13

Funding’s Hedging Activity?” in the related pricing supplement.

■

The volatility of the price of the underlying fund shares may result in delivery of the underlying fund shares on the maturity date. Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying fund shares. Because the amount of your return on the notes on the maturity date depends upon the closing price of the underlying fund shares on the maturity date (or on the final valuation date if you elect to receive the cash value of the share ratio), the volatility of the price of the underlying fund shares may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Information About iShares® MSCI Brazil Index Fund—Historical Information” in the accompanying notes preliminary pricing supplement for more information on the historical prices of the underlying fund shares.

■

You will have no rights against the underlying fund, the publisher of the MSCI Brazil Index or any issuer of any stock included in the MSCI Brazil Index. You will have no rights against the underlying fund, the publisher of the MSCI Brazil Index, or any issuer of any stock included in the MSCI Brazil Index, even though the amount you receive at maturity, if any, will depend on the ending price of the underlying fund shares, and such price is based on the prices of the stocks included in the MSCI Brazil Index. By investing in the notes you will not acquire any shares of stocks included in the MSCI Brazil Index and you will not receive any dividends or other distributions, if any, with respect to stocks included in the MSCI Brazil Index. Moreover, you will not have voting, or any other rights with respect to the stocks included in the MSCI Brazil Index. The underlying fund, the index publisher and the issuers of the stocks included in the MSCI Brazil Index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

■

You may not be able to sell your notes if an active trading market for the notes does not develop. The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to the maturity date.

■

The calculation agent, which is an affiliate of Citigroup Funding, will make determinations with respect to the notes. As calculation agent, Citigroup Global Markets will determine the initial share price, the closing price of the underlying fund shares on each semi-annual valuation date and on the final valuation date, whether a market disruption event has occurred, the appropriate payment you receive if we call the notes, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the underlying fund shares on the maturity date, such cash value), and any adjustments to the share ratio to reflect certain events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the share ratio, may adversely affect the payment to you on the notes on the maturity date.

■

Citigroup Funding’s hedging activity could result in a conflict of interest. In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying fund share, one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, based upon the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

14 |

■

Affiliates of Citigroup Funding may publish research that could affect the market value of the notes. Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying fund shares or other matters that may influence the price of underlying fund shares and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

■

The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority as to the proper treatment of the notes for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment. Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this offering summary and the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying notes preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of income on the notes might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this offering summary and the accompanying notes preliminary pricing supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by this notice, any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in Federal or other tax laws including those discussed in the Tax Disclosure Sections.

Risk Factors Relating to the Underlying Fund Shares

■

The value of the underlying fund shares may not completely track the value of the MSCI Brazil Index. Although the trading characteristics and valuations of the underlying fund shares will usually mirror the characteristics and valuations of the MSCI Brazil Index, the value of the underlying fund shares may not completely track the value of the MSCI Brazil Index. The trading price of the underlying fund shares will reflect transaction costs and fees that are not included in the calculation of the value of the MSCI Brazil Index. Additionally, because the underlying fund shares do not represent all of the stocks underlying the MSCI Brazil Index but only a representative sample of securities, which have a similar investment profile as the stocks underlying the MSCI Brazil Index, the Underlying Fund Shares will not fully replicate the performance of the MSCI Brazil Index. See “Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index” in the accompanying pricing supplement related to this offering.

■

The trading price of the underlying fund shares and the notes will be affected by conditions in the Brazilian securities markets. The stocks included in the MSCI Brazil Index and that are generally tracked by the underlying fund have been issued by companies in Brazil. Although the trading price of the underlying fund shares is not directly tied to the value of the MSCI Brazil Index or the prices of the stocks underlying the MSCI Brazil Index, the trading price of the underlying fund shares is expected to correspond generally to the value of publicly traded equity

| 15

securities in the aggregate in the Brazilian equity market, as measured by the MSCI Brazil Index. This means that the trading price of the underlying fund shares is expected to be affected by factors affecting the Brazilian equity market. Investments in securities linked to the value of the Brazilian equity market involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or

Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying pricing supplement and “Risk Factors” in the related prospectus supplement for a full description of risks. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Information about the iShares® MSCI Brazil Index Fund

iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index.

The underlying fund is one of numerous separate investment portfolios which make up iShares, Inc., a registered investment company. iShares, Inc. is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the iShares, Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file numbers 033-97598 and 811-09102 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the underlying fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

For more detailed description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index, see “Description of the iShares® MSCI Brazil Index Fund” in the accompanying pricing supplement related to this offering.

This offering summary relates only to the notes offered hereby and does not relate to the underlying fund shares. We have derived all disclosures contained in this offering summary regarding the underlying fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying fund. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the underlying fund is accurate or complete.

The notes represent obligations of Citigroup Funding only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying fund shares.

License Agreement

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BIT”). BIT has licensed certain trademarks and trade names of BIT to Citigroup Global Markets and its affiliates. The notes are not sponsored, endorsed, sold, or promoted by BIT. BIT makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BIT has no obligation or liability in connection with the operation, marketing or sale of the notes.

16 |

Historical Information

The following table sets forth the published high and low closing prices and dividends and other cash distributions for the underlying fund shares from January 3, 2005 through August 4, 2010. The associated graph shows the closing prices for the underlying fund shares for each day from January 3, 2005 to August 4, 2010. The issuer obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying fund shares as an indication of future performance.

Share of the iShares® MSCI Brazil Index Fund	High	Low	Dividends and Other Cash Distributions
2005
First Quarter	$25.65	$19.87	$0.000000
Second Quarter	$24.96	$21.27	$0.000000
Third Quarter	$33.45	$23.76	$0.000000
Fourth Quarter	$36.02	$28.97	$0.582694
2006
First Quarter	$43.07	$34.68	$0.000000
Second Quarter	$46.93	$31.98	$0.000000
Third Quarter	$40.63	$36.18	$0.000000
Fourth Quarter	$46.74	$38.09	$0.868843
2007
First Quarter	$49.40	$42.67	$0.071076
Second Quarter	$62.85	$49.50	$0.000000
Third Quarter	$74.52	$51.60	$0.000000
Fourth Quarter	$85.96	$72.40	$0.000000
2008
First Quarter	$88.23	$69.13	$0.774260
Second Quarter	$100.47	$79.84	$0.632829
Third Quarter	$87.78	$50.99	$0.000000
Fourth Quarter	$56.25	$26.89	$1.320614
2009
First Quarter	$40.89	$31.75	$0.206742
Second Quarter	$57.95	$39.30	$0.414934
Third Quarter	$67.67	$49.05	$0.000000
Fourth Quarter	$79.73	$66.03	$2.196555
2010
First Quarter	$77.79	$62.77	$0.111166
Second Quarter	$75.73	$58.61	$0.275414
Third Quarter (through August 4)	$72.11	$62.97	$0.000000

| 17

We make no representation as to the amount of dividends, if any, that the underlying fund may pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the underlying fund shares.

Additional Considerations

In case of default in payment on the maturity date of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date

through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.